Exhibit 10.9

THE DUN & BRADSTREET CORPORATION

2000 STOCK INCENTIVE PLAN

STOCK OPTION AWARD

([DATE])

This STOCK OPTION AWARD (this “Award”) is being granted to                                  (the “Participant”) as of this          day of                     , 20     (the “Grant Date”) by THE DUN & BRADSTREET CORPORATION (the “Company”) pursuant to THE DUN & BRADSTREET CORPORATION 2000 STOCK INCENTIVE PLAN, as amended (the “Plan”). Capitalized terms not defined in this Award have the meanings ascribed to them in the Plan.

1. Grant of Stock Option. The Company hereby grants to the Participant pursuant to the Plan the right and option (an “Option”) to purchase, subject to the terms of this Award and the Plan and subject to the vesting provisions of Section 3, all or any part of the aggregate of          shares of the Company’s common stock, par value $.01 per share (the “Shares”), at a purchase price per Share of $            , which is the Fair Market Value per Share on the Grant Date (the “Option Price”). This Option is a non-qualified stock option and, accordingly, does not qualify as an incentive stock option under Section 422 of the Code.

2. Term of Option. This Option shall expire on the tenth (10) anniversary of the Grant Date (the “Expiration Date”) and must be exercised, if at all, on or before the earlier of the Expiration Date or the date on which this Option is earlier terminated in accordance with the provisions of Section 4 of this Award.

3. Vesting. Except as otherwise provided herein, this Option shall vest in equal installments on the first, second, third and fourth anniversaries of the Grant Date (i.e., 25% on each anniversary) and shall be exercisable only to the extent that it has vested. This Option shall cease to vest upon the Participant’s termination of active employment, and may be exercised after the Participant’s date of termination only as set forth below.

4. Termination of Employment.

(a) Exercisability Upon Termination of Employment by Death or Disability. If the Participant’s employment with the Company and its Affiliates terminates by reason of death or Disability (as defined in the Plan) after the first anniversary of the Grant Date, (i) the unexercised portion of such Option shall immediately vest in full and (ii) such portion may thereafter be exercised during the shorter of (A) the remaining term of the Option or (B) five years after the date of death or Disability.

(b) Exercisability Upon Termination of Employment by Retirement. If the Participant’s employment with the Company and its Affiliates terminates by reason of Retirement (as defined in the Plan) after the first anniversary of the Grant Date, the unexercised portion of the Option may thereafter be exercised during the shorter of (i) the remaining term of the Option or (ii) five years after the date of such termination of employment (the “Post-Retirement Exercise Period”), but only to the extent to which such Option was exercisable at the time of such termination of employment or becomes exercisable during the Post-Retirement Exercise Period; provided, however, that if the Participant dies within a period of five years after such termination of employment, the unexercised portion of the Option may thereafter be exercised during the shorter of (i) the remaining term of the Option or (ii) the period that is the longer of (A) five years after the date of such termination of employment or (B) one year after the date of death (the “Special Exercise Period”), but only to the extent to which such Option was exercisable at the time of such termination of employment or becomes exercisable during the Special Exercise Period.

(c) Effect of Other Termination of Employment. If the Participant’s employment with the Company and its Affiliates terminates (i) for any reason (other than death, Disability or Retirement after the first anniversary of the Grant Date) or (ii) for any reason on or prior to the first anniversary of the Grant Date, an unexercised Option may thereafter be exercised during the period ending 30 days after the date of such termination of employment, but only to the extent to which such Option was exercisable at the time of such termination of employment.

5. Manner of Exercise.

(a) Option Exercise and Issuance of Shares. Until the Company determines otherwise, Option exercises and delivery of Shares will be administered by an independent third-party broker selected from time to time by the Company.

(b) Limitations on Exercise. This Option may not be exercised unless such exercise is in compliance, to the reasonable satisfaction of the Company, with all applicable laws including, without limitation, the Company’s insider trading policy.

6. Tax Withholding. The Company is authorized to satisfy the minimum statutory withholding taxes (including withholding pursuant to applicable tax equalization policies of the Company or its Affiliates) arising from the exercise of this Option by deducting from the total number of Shares that have become vested that number of Shares having a Fair Market Value equal to the applicable amount of withholding taxes due. The Participant may elect to fully satisfy the minimum statutory withholding taxes by a payment in cash of such obligation to the Company.

7. Nontransferability of Option. This Option shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution and during the lifetime of the Participant may only be exercised by the Participant.

8. Change in Control. If there is a Change in Control of the Company, the unvested portion of the Option shall become fully vested and exercisable as of the date of the Change in Control provided the Participant remains in the continuous employ of the Company or its Affiliates from the Grant Date until the date of the Change in Control.

9. Change in Capital Structure. The terms of this Option, including the number of Shares subject to this Option, shall be adjusted in accordance with Section 10 of the Plan as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of Shares or other similar changes in capitalization.

10. Privileges of Stock Ownership. The Participant shall not have any of the rights of a shareholder of the Company with respect to any Shares until the Shares are issued to the Participant and no adjustment shall be made for cash distributions in respect of such Shares for which the record date is prior to the date upon which such the Participant or permitted transferee shall become the holder of record thereof.

11. Detrimental Conduct Agreement. The obligations of the Company under this Award are subject to the Participant’s timely execution, delivery and compliance with the Detrimental Conduct Agreement in the form provided by the Company to the Participant.

12. Entire Agreement. The Plan is incorporated herein by reference and a copy of the Plan can be requested from the Corporate Secretary Department, The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078. The Plan and this Award constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Any action taken or decision made by the Committee arising out of or in connection with the construction, administration, interpretation or effect of this Award shall be within its sole and absolute discretion and shall be final, conclusive and binding on the Participant and all persons claiming under or through the Participant.

13. No Rights to Continued Employment. Nothing contained in the Plan or this Award shall give the Participant any right to be retained in the employment of the Company or its Affiliates or affect the right of any such employer to terminate the Participant. The adoption and maintenance of the Plan shall not constitute an inducement to, or condition of, the employment of any Participant. The Plan is a discretionary plan, and participation by the Participant is purely voluntary. Participation in the Plan with respect to this Option award shall not entitle the Participant to participate with respect to any other award. Any payment or benefit paid to the Participant with respect to this Award shall not be considered to be part of the Participant’s “salary,” and thus, shall not be taken into account for purposes of determining the Participant’s termination indemnity, severance pay, retirement or pension payment, or any other Participant benefits, except to the extent required under applicable law.

14. Successors and Assigns. This Award shall be binding upon and inure to the benefit of all successors and assigns of the Company and the Participant, including without limitation, the estate of the Participant and the executor, administrator or trustee of such estate or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

15. Severability. The terms or conditions of this Award shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.

16. Governing Law. This Award shall be governed by the laws of the State of New York, U.S.A., without regard to choice of laws principles thereof.

IN WITNESS WHEREOF, this Stock Option Award has been duly executed as of the date first written above.

THE DUN & BRADSTREET CORPORATION

By:
Leader, Winning Culture